Byline Bancorp, Inc. Completes the Merger with Inland Bancorp, Inc.

Chicago, IL, July 3, 2023 – Byline Bancorp, Inc. (“Byline”) (NYSE: BY), the parent company of Byline Bank, announced today that it has completed its merger with Inland Bancorp, Inc. (“Inland Bancorp”) and its wholly owned bank subsidiary, Inland Bank and Trust. As a result of the transaction, effective July 1, 2023, Inland Bank and Trust merged with and into Byline Bank. The transaction brings Byline’s total assets to approximately $8.7 billion, based on information as of March 31, 2023.

Roberto R. Herencia, Executive Chairman and Chief Executive Officer of Byline Bancorp, Inc., stated, “We are pleased to welcome Inland Bank and Trust customers, colleagues and stockholders to Byline. The closing of this transaction brings together two premier Chicago banks and their teams who are focused on putting customers first.”

“Inland Bank and Trust is a customer-focused franchise with an outstanding reputation for service excellence and deep customer relationships in this important market. We believe this transaction creates a great opportunity to grow our presence and expand our position in Chicagoland by complementing Inland’s strengths with Byline’s capabilities and breadth of product and service offerings,” said Alberto J. Paracchini, President of Byline Bancorp, Inc.

Under the terms of the merger agreement, each share of Inland Bancorp’s common stock was converted into the right to receive 0.19 shares of Byline common stock and $0.68 in cash. The value of the total merger consideration at closing was approximately $129.0 million.

Also in connection with the closing of the transaction, Pamela C. Stewart, Senior Vice President and Director of Asset Management for Inland National Development Company LLC, was appointed to the Board of Directors of Byline Bancorp and Byline Bank, effective as of July 1, 2023.

“We are thrilled to welcome Pam as a new director and leverage her significant expertise in leadership, real estate, and finance, as we continue to grow,” Mr. Herencia said. “Adding Pam to our board is another step in our commitment to building diverse, high-performing teams at all levels that reflect our core values of diversity and inclusion - and make our company stronger.”

About Pamela C. Stewart

Ms. Stewart is the Senior Vice President and Director of Asset Management for Inland National Development Company LLC, where she actively manages and provides operational and budgetary analysis and oversight for a diverse set of multi-million-dollar commercial real estate assets. Her professional career encompasses leadership positions in relevant companies, such as Duracell USA, The Pillsbury Company and The Sara Lee Corporation. Ms. Stewart received her Bachelor of Science degree in business administration from Roosevelt University. In addition, she is a licensed real estate managing broker, a member of the International Council of Shopping Centers and the Chicago Association of Realtors.

About Byline Bancorp, Inc.

Headquartered in Chicago, Byline Bancorp, Inc. is the parent company of Byline Bank, a full service commercial bank serving small- and medium-sized businesses, financial sponsors, and consumers. Byline Bank has approximately $8.7 billion in assets and operates more than 40 full service branch locations throughout the Chicago and Milwaukee metropolitan areas. Byline Bank offers a broad range of commercial and retail banking products and services including small ticket equipment leasing solutions and is one of the top Small Business Administration lenders in the United States.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any statements about Byline’s expectations, beliefs, plans, strategies, predictions, forecasts, objectives or assumptions of future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipates,” “believes,” “expects,” “can,” “could,” “may,” “predicts,” “potential,” “opportunity,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “seeks,” “intends” and similar words or phrases. Accordingly, these statements involve estimates, known and unknown risks, assumptions and uncertainties that could cause actual strategies, actions or results to differ materially from those expressed in them, and are not guarantees of timing, future results or other events or performance. Because forward-looking statements are necessarily only estimates of future strategies, actions or results, based on management’s current expectations, assumptions and estimates on the date hereof, and there can be no assurance that actual strategies, actions or results will not differ materially from expectations, readers are cautioned not to place undue reliance on such statements. Factors that may cause such a difference include, but are not limited to, the reaction to the transaction of the companies’ customers, employees and counterparties; customer disintermediation; inflation; expected synergies, cost savings and other financial benefits of the transaction might not be realized within the expected timeframes or might be less than projected; credit and interest rate risks associated with Byline’s and Inland Bancorp, Inc.’s respective businesses, customers, borrowings, repayment, investment, and deposit practices; fluctuations in deposits; general economic conditions, either nationally or in the market areas in which Byline and Inland Bancorp, Inc. operate or anticipate doing business, are less favorable than expected; new regulatory or legal requirements or obligations; and other risks. Certain risks and important factors that could affect Byline’s future results are identified in its Annual Report on Form 10-K for the year ended December 31, 2022 and other reports filed by Byline with the Securities and Exchange Commission, including among other things under the heading “Risk Factors” in such Annual Report on Form 10-K. Any forward-looking statement speaks only as of the date on which it is made, and Byline undertakes no obligation to update any forward-looking statement, whether to reflect events or circumstances after the date on which the statement is made, to reflect new information or the occurrence of unanticipated events, or otherwise.

Contacts For Byline Bancorp, Inc.:

Investors:	Media:
Brooks Rennie	Erin O’Neill
Investor Relations Director	Marketing Director
Byline Bank	Byline Bank
(312) 660-5805	(773) 475-2901
brennie@bylinebank.com	eoneill@bylinebank.com